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                                                                   EXHIBIT 99.13


                                  [LETTERHEAD]


December 20, 1996


Securities and Exchange Commission
450 Fifth Street, N.W.
Washington, DC 20549

Re: FKLA Variable Separate Account
    File No. 33-79808

Commissioners:


I am an attorney at law admitted to the Bar of the state of Illinois. I am Associate General Counsel of Federal Kemper Life Assurance Company. I provide legal counsel for the FKLA Variable Separate Account. In such capacity, I have reviewed the FKLA Variable Separate Account's Post-Effective Amendment No. 3 to Form S-6 filed pursuant to Rule 485(b) under the Securities Act of 1933 and represent that such Amendment does not contain disclosure which would render it ineligible to become effective pursuant to Rule 485(b).


Yours truly,

/s/ Frank J. Julian

Frank J. Julian
Associate General Counsel